                                                                    EXHIBIT 12.1

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                   STATEMENTS REGARDING COMPUTATION OF RATIOS

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
                                                       YEAR ENDED DECEMBER 31,
                                NINE         -------------------------------------------
                            MONTHS ENDED       PRO
                         SEPTEMBER 30, 1996  FORMA(1)             HISTORICAL
                         ------------------- -------- ----------------------------------
                           PRO
                         FORMA(1) HISTORICAL   1995    1995   1994   1993   1992   1991
                         -------- ---------- -------- ------ ------ ------ ------ ------
Earnings:
  Income before income
   taxes and cumulation
   effect of accounting
   changes..............  $224.2    $252.9    $242.9  $281.2 $240.4 $275.8 $116.4 $108.1
  Fixed charges.........    23.0       --       30.6     --     --     --     --     --
                          ------    ------    ------  ------ ------ ------ ------ ------
                          $247.2    $252.9    $273.5  $281.2 $240.4 $275.8 $116.4 $108.1
                          ======    ======    ======  ====== ====== ====== ====== ======
Fixed charges:
  Interest (2)..........  $ 23.0       --     $ 30.6     --     --     --     --     --
Ratio of earnings to
 fixed charges..........    10.7X      N/A       8.9X    N/A    N/A    N/A    N/A    N/A
                          ======    ======    ======  ====== ====== ====== ====== ======
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(1) Pro Forma results are presented as if the Equity Offerings, the Special
    Cash Dividends, the Note Offering and the Capital Securities Offering had
    been consummated at the beginning of the periods indicated.
(2)Excludes interest credited to policyholder account balances.